Exhibit 99.1

NEWS RELEASE

For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and Corporate Communications

Compass Minerals Sets Third-Quarter Earnings and
Cash Flow Records

OVERLAND PARK, Kan. (October 26, 2011) – Compass Minerals (NYSE: CMP) reports the following results of its third-quarter 2011 operations:

•	Sales increased 30 percent to $229.1 million from $176.0 million in the 2010 quarter.

•	Operating earnings were up 49 percent to $48.6 million from $32.7 million, with operating margin improving two percentage points to 21 percent.

•
Salt segment operating earnings grew 32 percent to $40.5 million largely on increased highway deicing sales volume, and specialty fertilizer earnings grew 67 percent to $19.4 million primarily due to an increase in sulfate of potash average selling price.

•	Net earnings were a third-quarter record $34.6 million, or $1.03 per diluted share, up 79 percent from $19.3 million, or $0.58 per diluted share, in the third quarter of 2010.

•	The company set a new record for year-to-date cash flow from operations of $200.8 million, a 19 percent increase from the $168.1 million generated in the nine months ended September 30, 2010.

•
On August 21, 2011, a tornado damaged above-ground structures at the company’s rock salt mine and at its mechanical evaporation plant in Goderich, Ontario.  Third-quarter losses related to the tornado were essentially offset by insurance recoveries.

 “Our sales and earnings surged this quarter as highway deicing customers throughout our markets placed early orders for the upcoming winter, and strong agriculture fundamentals pushed potash fertilizer prices above last quarter’s average and well above last year’s,” said Angelo Brisimitzakis, Compass Minerals president and CEO.  “The tornado in Goderich this quarter, which caused the tragic loss of an employee’s life, was very difficult for our organization.  We sustained extensive damage to the above-ground structures at our two separate operating facilities, and many of our employees suffered personal losses.  However, I couldn’t be more proud of the way our employees have rallied in response to these

Compass Minerals

difficult circumstances.  Our salt mine, which is the world’s largest, began loading ships again within 16 days and our extensively damaged mechanical evaporation plant began limited operations within one month.  Our facilities continue to recover safely, and I’m confident that both will emerge stronger than ever.”

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Sales	$229.1	$176.0	$799.6	$712.6
Sales less shipping and handling (product sales)	173.0	137.2	584.7	534.9
Operating earnings	48.6	32.7	155.3	143.8
Operating margin	21%	19%	19%	20%
Net earnings	34.6	19.3	105.1	89.5
Diluted earnings per share	1.03	0.58	3.14	2.68
EBITDA*	66.3	43.6	205.6	177.0
Adjusted EBITDA*	64.6	44.9	204.1	180.1
*These are non-GAAP financial measures.  Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

SALT SEGMENT

Salt segment sales increased 29 percent to $175.5 million from $136.3 million in the prior-year quarter due to a 40 percent increase in highway deicing sales volume and stronger average prices on both highway deicing and consumer and industrial salt products.  In addition to the favorable comparison to lower-than-normal sales volume in the third quarter of 2010, the highway deicing volume increase reflects strong pre-season sales in all of our service regions and shipments that were postponed from the second quarter because of flooding on the Mississippi and Ohio River systems.  The average selling price of highway deicing products was 20 percent higher in the 2011 quarter than in the prior-year quarter as the effect of year-over-year price increases was amplified by a greater percentage of sales to highway deicing customers and proportionately fewer lower-priced sales to chemical customers.  Consumer and industrial sales volumes declined 5 percent year over year as the company shed some lower-value sales, while prices improved 6 percent over the 2010 quarter due to the product mix shift toward higher-value products.

Third-quarter salt operating earnings rose 32 percent to $40.5 million from $30.7 million in the 2010 quarter despite an approximate $3 per-ton increase in the average cost of shipping and handling year over year. The company incurred approximately $9 million of costs related to the Goderich tornado during the quarter, but these costs were essentially offset by insurance recoveries.

Compass Minerals

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Sales	$175.5	$136.3	$635.2	$573.4
Sales less shipping and handling (product sales)	$124.9	$102.4	$439.7	$412.6
Operating earnings	$40.5	$30.7	$131.3	$129.7
Operating margin	23%	23%	21%	23%
Sales volumes (in thousands of tons):
Highway deicing	1,937	1,379	7,511	6,723
Consumer and industrial	543	571	1,610	1,625
Total salt	2,480	1,950	9,121	8,348
Average sales prices (per ton):
Highway deicing	$48.32	$40.23	$52.10	$49.63
Consumer and industrial	$150.80	$141.64	$151.50	$147.58
Total salt	$70.76	$69.91	$69.64	$68.69

SPECIALTY FERTILIZER SEGMENT

Specialty fertilizer sales increased 39 percent to $51.1 million from $36.8 million in the 2010 quarter.  Sales volumes increased 11 percent over the prior-year period principally through the sales contribution of Big Quill Resources, the Canadian producer of high-purity sulfate of potash that the company acquired in January 2011.  Average selling prices increased 25 percent year over year reflecting announced price increases, a greater percentage of higher-priced domestic sales and sales of Big Quill Resources’ high-value products.

Segment operating earnings grew 67 percent to $19.4 million from $11.6 million in the 2010 quarter on the stronger pricing and flat shipping and handling costs, partially offset by per-unit cost increases.

Specialty Fertilizer Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Sales	$51.1	$36.8	$156.0	$130.9
Sales less shipping and handling (product sales)	$45.6	$31.9	$136.6	$114.0
Operating earnings	$19.4	$11.6	$57.4	$43.5
Operating margin	38%	32%	37%	33%
Sales volume (in thousands of tons)	81	73	259	255
Average sales price (per ton)	$631	$506	$603	$513

Compass Minerals

OTHER FINANCIAL HIGHLIGHTS

Other income of $1.7 million in the current quarter includes a foreign exchange gain of $2.0 million, while in the 2010 quarter other expense included a $1.7 million foreign exchange loss.  The company generated operating cash flow of $6.7 million, a third-quarter record as Compass Minerals has historically used cash from operations during the third-quarter period.

OUTLOOK

The company has almost concluded its bidding for 2011-2012 highway deicing contracts in North America.  On average, the contracts awarded to Compass Minerals have been priced approximately 3 percent above year-ago prices, and the company expects its 2011-2012 winter season awarded bid volume to be approximately flat with its prior-season award volume.  Compass Minerals slowed its bidding activity after the tornado struck the Goderich, ON, rock salt mine because production was temporarily halted there following the tornado.  The mine is expected to continue to operate at modestly reduced rates in the short term, with a full recovery expected in 2012.

The company expects tornado-related losses to total approximately $15 million in the fourth quarter of 2011, not including the benefit of any insurance recoveries.  Many of those losses will be recorded in our financial statements as additional product costs.  As a result, fourth-quarter per-unit salt costs are anticipated to be similar to fourth-quarter 2010 costs, and the salt operating margin expansion that the company previously anticipated is now unlikely to occur in the fourth quarter.  The effects of material tornado-related losses are expected to be disclosed as special items in order to provide insight into the ongoing operating results of the company.  The company expects its tornado-related losses to be substantially recovered through its comprehensive insurance coverage, though the losses and recoveries will occur in different periods.

The company anticipates fourth-quarter 2011 specialty fertilizer segment sales volumes of approximately 70,000 tons at average selling prices and per-unit production costs similar to the third-quarter.

A summary of Compass Minerals’ third-quarter performance and current outlook is available on the company’s website at www.CompassMinerals.com/Presentation.

Conference Call

Compass Minerals will discuss its results on a conference call tomorrow, Thursday, October 27, at 9:00 a.m. ET.  To access Compass Minerals’ conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (888) 737-3703.  Callers must provide the conference ID number 3547749.  Outside of the U.S. and Canada, callers may dial (913) 312-1429.  Replays of the call will be available on the company’s website for two weeks.  The replay can also be accessed by phone for seven days at (888) 203-1112, conference ID 3547749.  Outside of the U.S. and Canada, callers may dial (719) 457-0820.

Compass Minerals

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.

Non-GAAP Measures

Management uses a variety of measures to evaluate the company’s performance.  While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.  In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income.  The company also uses EBITDA and adjusted EBITDA to assess its operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects.  EBITDA and adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity.  EBITDA and adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated.  Consequently, any measure that excludes these elements has material limitations. While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.  The calculation of EBITDA and adjusted EBITDA as used by management is set forth in the following table.

Compass Minerals

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Net earnings	$34.6	$19.3	$105.1	$89.5
Interest expense	5.0	5.3	15.9	16.5
Income tax expense	10.7	6.8	35.8	34.7
Depreciation, depletion and amortization	16.0	12.2	48.8	36.3
EBITDA	$66.3	$43.6	$205.6	$177.0
Adjustments to EBITDA:
Other (income) expense(1)	(1.7)	1.3	(1.5)	3.1
Adjusted EBITDA	$64.6	$44.9	$204.1	$180.1

(1)	Principally includes interest income and foreign exchange gains and losses in all periods.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.  The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Sales	$229.1	$176.0	$799.6	$712.6
Shipping and handling cost	56.1	38.8	214.9	177.7
Product cost	102.0	83.8	361.8	327.0
Gross profit	71.0	53.4	222.9	207.9

Selling, general and administrative expenses	22.4	20.7	67.6	64.1
Operating earnings	48.6	32.7	155.3	143.8

Other (income) expense:
Interest expense	5.0	5.3	15.9	16.5
Other, net	(1.7)	1.3	(1.5)	3.1
Earnings before income taxes	45.3	26.1	140.9	124.2
Income tax expense	10.7	6.8	35.8	34.7
Net earnings	$34.6	$19.3	$105.1	$89.5

Basic net earnings per share	$1.04	$0.58	$3.14	$2.68
Diluted net earnings per share	$1.03	$0.58	$3.14	$2.68
Cash dividends per share	$0.45	$0.39	$1.35	$1.17

Weighted-average common shares outstanding (in thousands): (1)
Basic	32,906	32,774	32,877	32,727
Diluted	32,931	32,785	32,907	32,740

(1)
Participating securities include options, PSUs and RSUs that receive non-forfeitable dividends. Net earnings were allocated to 532,000 and 545,000 participating securities for the three and nine months ended September 30, 2011, respectively, and 597,000 and 629,000 participating securities for the three and nine months ended September 30, 2010.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	September 30, 2011	December 31, 2010

ASSETS
Cash and cash equivalents	$123.4	$91.1
Receivables, net	136.4	197.2
Inventories	185.8	205.0
Other current assets	12.8	28.1
Property, plant and equipment, net	551.3	533.8
Intangible and other noncurrent assets	115.4	59.1
Total assets	$1,125.1	$1,114.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$126.8	$182.6
Long-term debt, net of current portion	479.5	482.5
Deferred income taxes and other noncurrent liabilities	110.1	101.4
Total stockholders' equity	408.7	347.8
Total liabilities and stockholders' equity	$1,125.1	$1,114.3

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Nine Months Ended September 30,
	2011	2010
Net cash provided by operating activities	$200.8	$168.1

Cash flows from investing activities:
Capital expenditures	(66.5)	(77.1)
Insurance advances for investment purposes, Goderich tornado	4.1	–
Acquisition of a business, net	(58.1)	–
Other, net	0.7	(1.0)
Net cash used in investing activities	(119.8)	(78.1)

Cash flows from financing activities:
Principal payments on long-term debt	(3.2)	(2.9)
Dividends paid	(45.1)	(39.0)
Proceeds received from stock option exercises	1.9	3.0
Excess tax benefits from equity compensation awards	1.9	2.6
Net cash used in financing activities	(44.5)	(36.3)
Effect of exchange rate changes on cash and cash equivalents	(4.2)	1.7
Net change in cash and cash equivalents	32.3	55.4
Cash and cash equivalents, beginning of the year	91.1	13.5

Cash and cash equivalents, end of period	123.4	$68.9

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three Months Ended September 30, 2011	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$175.5	$51.1	$2.5	$229.1
Intersegment sales	0.2	1.2	(1.4)	–
Shipping and handling cost	50.6	5.5	–	56.1
Operating earnings (loss)	40.5	19.4	(11.3)	48.6
Depreciation, depletion and amortization	10.0	5.0	1.0	16.0
Total assets (as of end of period)	688.6	369.9	66.6	1,125.1

Three Months Ended September 30, 2010	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$136.3	$36.8	$2.9	$176.0
Intersegment sales	0.2	0.9	(1.1)	–
Shipping and handling cost	33.9	4.9	–	38.8
Operating earnings (loss)	30.7	11.6	(9.6)	32.7
Depreciation, depletion and amortization	8.2	2.9	1.1	12.2
Total assets (as of end of period)	690.2	245.0	66.1	1,001.3

Nine Months Ended September 30, 2011	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$635.2	$156.0	$8.4	$799.6
Intersegment sales	0.7	3.8	(4.5)	–
Shipping and handling cost	195.5	19.4	–	214.9
Operating earnings (loss)	131.3	57.4	(33.4)	155.3
Depreciation, depletion and amortization	30.4	15.0	3.4	48.8

Nine Months Ended September 30, 2010	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$573.4	$130.9	$8.3	$712.6
Intersegment sales	0.5	2.8	(3.3)	–
Shipping and handling cost	160.8	16.9	–	177.7
Operating earnings (loss)	129.7	43.5	(29.4)	143.8
Depreciation, depletion and amortization	24.9	8.1	3.3	36.3

a)
“Corporate and Other” includes corporate entities, the records management business and eliminations.  Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.